UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/18/2007

Pacer International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-49828

Tennessee	62-0935669
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2300 Clayton Road, Suite 1200
Concord, CA 94520
(Address of principal executive offices, including zip code)

(877) 917-2237
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective as of September 12, 2007, the Board of Directors of Pacer International, Inc. elected J. Douglass Coates, a principal of the Manalytics division of TranSystems Corporation, a consulting firm specializing in the transportation, logistics and supply chain industry and President of the TranSystems' Management and Supply Chain Consulting practice, to fill the vacancy on the Board of Directors created by the resignation of Bruce Spector. Mr. Coates' term will continue until the 2008 Annual Meeting of the Shareholders of the Company, at which time he will be considered for election for a two-year term expiring at the 2010 Annual Meeting of Shareholders, representing the unexpired portion of Mr. Spector's term.

        Mr. Coates' compensation for his services as a director will be consistent with that of the Company's other non-employee directors, as described in the Company's definitive proxy statement filed with the Securities and Exchange Commission on March 9, 2007, including, consistent with past practice, the grant of a nonqualified stock option to purchase 12,000 shares of the Company's common stock under the 2006 Long-Term Incentive Plan vesting in four equal annual installments beginning on the first anniversary of the grant date of September 12, 2007. Other than the standard compensation arrangements, there are no arrangements or understandings between Mr. Coates and any other person pursuant to which he was appointed as a director. Mr. Coates is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

The press release also announcing Mr. Coates' appointment is furnished herewith as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

99.1      Press Release of Pacer International, Inc. dated September 18, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacer International, Inc.

Date: September 18, 2007	By:	/s/ Lawrence C. Yarberry
Lawrence C. Yarberry
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.`	Press Release of Pacer International, Inc. dated September 18, 2007.